Exhibit 5.1
[Letterhead of Jones Day]
September 22, 2009
PMFG, Inc.
14651 North Dallas Parkway
Suite 500
Dallas, TX 75254

Re:	Registration on Form S-3 of 3,963,750 Shares of Common Stock of PMFG, Inc.
Ladies and Gentlemen:
     We have acted as counsel for PMFG, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale from time to time, on a delayed basis, by certain of the Company’s security holders, of (i) 2,642,500 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.01 per share (including the associated Rights (as defined herein), the “Common Stock”), issuable upon conversion of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”), and (ii) 1,321,250 shares (the “Warrant Shares” and, together with the Conversion Shares, the “Shares”) of Common Stock issuable upon exercise of certain Common Stock Purchase Warrants, each dated as of September 4, 2009 (collectively, the “Warrants”), in each case beneficially owned by the selling security holders identified in the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Securities Act”) and to which this opinion has been filed as an exhibit.
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:
1.	The Conversion Shares, when issued upon conversion of the Preferred Stock pursuant to the terms and conditions of the Certificate of Designations of Series A Convertible Preferred Stock of PMFG, Inc., will be validly issued, fully paid and nonassessable.

2.	The Warrant Shares, when issued upon exercise of the Warrants pursuant to the terms and conditions of the Warrants, will be validly issued, fully paid and nonassessable.

3.	When issued in accordance with the terms of the Rights Agreement, dated as of August 15, 2008 (as it may be amended from time to time, the “Rights Agreement”), between the Company and Mellon Investor Services LLC, as rights agent, the Rights (as defined in the Rights Agreement) associated with the Shares will be validly issued.

PMFG, Inc.
September 22, 2009

     The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.
     The opinion set forth in paragraph 3 above is limited to the corporate authorization and valid issuance of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the authorization, execution, delivery or administration of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 3 above, we have assumed that the Company’s Board of Directors has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance of the Rights.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day